Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tele: 213-486-6546
Email: investor_relations@mflex.com

MFLEX ANNOUNCES AGREEMENT TO ACQUIRE PELIKON LIMITED

Anaheim, CA, November 18, 2008 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, announced today that it has agreed to acquire Pelikon Limited (“Pelikon”), a privately-held technology company focused on the development of printed segmented electroluminescent (pSELTM) displays and keypads. Consideration for the transaction includes a purchase price of approximately $10.7 million, payable by two-year promissory notes, plus contingent consideration which may be earned based upon unit sales in future periods.

Pelikon, founded in 2000, is headquartered in London and currently has 22 full time employees. Pelikon’s proprietary flexible display technology is used to create reconfigurable, or “morphing”, keypads that provide tactile feedback to the user of products such as smart mobile devices, home appliances and control panels, among others. With mobile phone applications, for example, the visible keypad will reconfigure itself depending upon whether the user is texting, calling, listening to music, or taking a picture. Users only view the controls relevant to the task in which they are engaged, making complex devices easy to use and multiple features easy to access.

“The acquisition of Pelikon complements our strategy of being a leading technology solution provider for our expanding OEM customer base,” said Reza Meshgin, MFLEX’s president and chief executive officer. “MFLEX differentiates itself with value-added solutions for customers by offering innovative engineering and technology to help achieve desired form factors and functionality in today’s handheld electronic devices. As the complexity of these devices increases, the display and user interface are critical in making these products easy to use. We believe that Pelikon has developed a disruptive technology that offers a compelling alternative to current touchscreen displays. Pelikon’s pSEL displays and keypads enable complex controls to be more intuitive and aesthetically pleasing at an attractive price point—factors that have proven to be key to the success of a device in the marketplace. In addition to its technology, Pelikon brings deep engineering talent with broad customer relationships to the MFLEX team. We believe Pelikon is an important strategic addition to the long-term success of our business.”

“By joining forces with MFLEX, Pelikon technology helps gain access to MFLEX’s strong customer base of the leading portable electronic device OEMs,” said Michael Powell, Pelikon’s chief executive officer. “Our technology is proven, is easily scalable, and is an extension of current MFLEX capabilities and processes. We look forward to becoming part of the MFLEX team.”

Under the terms of the agreement, the $10.7 million purchase price is comprised of promissory notes payable by MFLEX two years after the closing to existing Pelikon shareholders and creditors. In addition, contingent consideration of up to $9.43 million is payable by MFLEX if certain unit sales milestones incorporating Pelikon display technology are achieved in calendar years 2009 and 2010. The transaction is subject to customary closing conditions and is expected to be completed on or before December 31, 2008.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, medical devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding the payment of promissory notes and earn-out consideration, the Company’s guarantee of the payment of promissory notes, benefits anticipated from the acquisition and Pelikon’s technology, the Company’s strategies, customer base and diversification efforts and the Company’s competitive advantages and market opportunities. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for mobile electronic devices, the Company’s success with new and current customers, the Company’s ability to develop and deliver new and acquired technologies, the degree to which the Company is able to enter into new markets and execute its strategic plans (including the acquisition), the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

###